Exhibit 4.2


                           CERTIFICATE OF AMENDMENT
                                      OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                            INGERSOLL-RAND COMPANY


To:      Secretary of State
         State of New Jersey


         Pursuant to the provisions of Section 14A:7-15.1(2) of the New Jersey Business Corporation Act, the undersigned corporation, organized under the laws of the State of New Jersey, executes and submits the following certificate for the purpose of amending its Restated Certificate of
Incorporation:

         FIRST: The name of the corporation is Ingersoll-Rand Company (the "Company").

         SECOND: On August 6, 1997, the Board of Directors of the Company approved a resolution declaring a share dividend of one additional share of Common Stock, $2 par value per share, of the Company (the "Common Stock") for each two outstanding shares of the Common Stock, payable September 2, 1997 to shareholders of record of Common Stock as of the close of business on August 19, 1997, and in connection therewith adopted a resolution amending, effective September 2, 1997, the first paragraph of Article Fourth of the Company's Restated Certificate of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue to 600,000,000. The first paragraph of said Article Fourth, as so amended, shall read as follows:

         "The aggregate number of shares which the Company shall have authority to issue is 610,000,000, consisting of 10,000,000 shares of Preference Stock, without nominal or par value (hereinafter referred to as 'Preference Stock'), and 600,000,000 shares of Common Stock, of the par value of $2 per share (hereinafter referred to as 'Common Stock')."

         THIRD: The foregoing amendment to the Restated Certificate of Incorporation will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares that remains unissued after the share dividend exceeding the percentage of authorized shares that was unissued before the share dividend.

         FOURTH: The number of shares of Common Stock subject to the share dividend is 111,444,920 and the number of shares to be issued in connection with the share dividend is 55,722,460.

         FIFTH: The share dividend and the amendment referred to above shall become effective on September 2, 1997.



Dated this 15th day of August, 1997

                                           INGERSOLL-RAND COMPANY


                                           By: /s/ Patricia Nachtigal
                                               ------------------------------
                                               Patricia Nachtigal
                                               Vice President